Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in the proxy statement/prospectus/information statement constituting a part of this Registration Statement on Form S-4/A of our report dated March 24, 2020 relating to the financial statements of Forte Biosciences, Inc. as of and for the years ended December 31, 2019 and 2018, and to the reference to us under the caption “Experts,” which is contained in the Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 12, 2020